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                                                                     EXHIBIT 5.1

                                January 12, 2001

Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, California 95110

     Re:  Registration Statement on Form S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 12, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 11,127,934 additional shares available for issuance under your 1999 Stock Plan, 5,563,966 additional shares available for issuance under your 1999 Employee Stock Purchase Plan and 8,400,000 additional shares available for issuance under your 1999 Nonstatutory Stock Option Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plan is referred to herein as the "Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant or purchase under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON SONSINI GOODRICH & ROSATI